Exhibit 10.8

OAK VALLEY COMMUNITY BANK

DIRECTOR RETIREMENT AGREEMENT

THIS AGREEMENT between, OAK VALLEY COMMUNITY BANK, a state-chartered commercial bank located in Oakdale, California (the "Company"), and H. RANDOLPH HOLDER (the "Director")

INTRODUCTION

To encourage the Director to remain a member of the Company’s Board of Directors, the Company is willing to provide retirement benefits to the Director. The Company will pay the benefits from its general assets.

AGREEMENT

The Director and the Company agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Change of Control” means:

(a)     A change in the ownership of the capital stock of the Company or the Holding Company, whereby a corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [a corporation, person, or group acting in concert] as a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company or Holding Company which constitutes fifty percent (50%) or more of the combined voting power of the Company’s or Holding Company’s then outstanding capital stock then entitled to vote generally in the election of directors; or

(b)     The persons who were members of the Board of Directors of the Company or Holding Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

(c)     The adoption by the Board of Directors of the Company or of the Holding Company of a merger, consolidation or reorganization plan involving the Company or Holding Company in which the Company or the Holding Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company or Holding Company. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company or Holding Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company or Holding Company that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of the Company or Holding Company immediately prior to such acquisition or acquisitions; or

(d)     A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Company’s or Holding Company’s outstanding shares of Common Stock or shares of capital stock having fifty percent (50%) or more the combined voting power of the Company’s or Holding Company’s then outstanding capital stock (other than an offer made by the Company or the Holding Company), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power; or

(e)     Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this subsection (1.1).

1.1.1     “Permitted Transfers” means that a Shareholder, defined as the existing owners of all issued and outstanding stock of the Company as of the date of this Agreement, may make the following transfers and such transfers shall be deemed not to be a Change of Control under Section 1.1:

(a)       To any trust created solely for the benefit of any Shareholder or any spouse of or any lineal descendant of any Shareholder;

(b)       To any individual or entity by bona fide gift;

(c)       To any spouse or former spouse pursuant to the terms of a decree of divorce;

(d)       To any officer or employee of the Company pursuant to any incentive stock option plan established by the Shareholders;

(e)        To any family member; or

(f)       After receipt of any necessary regulatory approvals, to any Company or partnership a majority of the stock or interests of which Company or partnership are owned by any of the Shareholders.

1.2	"Code" means the Internal Revenue Code of 1986, as amended.

1.3     "Disability" means the Director’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Director, or by the Social Security Administration, to be a disability rendering the Director totally and permanently disabled. For this purpose, totally and permanently disabled means unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months). The Director must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.4     "Early Termination" means the Termination of Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.5     "Early Termination Date" means the month, day and year in which Early Termination occurs.

1.6     "Effective Date" means July 1, 2016.

1.7     “Involuntary Termination of Service” means, following a Change of Control, the Director is removed from the Board of Directors without his consent.

1.8     "Normal Retirement Age" means the later of the Director’s 72nd birthday or ten (10) Years of Service.

1.9     "Normal Retirement Date" means the later of Normal Retirement Age or Termination of Service.

1.10   "Plan Year" means each calendar year from January 1 through December 31. The initial Plan Year shall commence on the date of this Agreement, and end on December 31st of that year.

1.11   “Specified Employee” means an employee who, as of the date of his Termination of Employment, is a “key employee” of the Company or any member of a controlled group that includes the Company, any stock of which is actively traded on an established securities market or otherwise. An Employee is a key employee if he meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on December 31 of any Plan Year. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

1.12   "Termination for Cause" See Section 5.2.

1.13   "Termination of Service" means that the Director ceases to be a member of the Company’s Board of Directors for any reason, voluntarily or involuntarily, other than by reason of a leave of absence approved by the Company.

1.14   “Years of Service” means the total number of calendar years during which the Director serves on the Board of Directors.

Article 2

Lifetime Benefits

2.1      Normal Retirement Benefit. Upon Termination of Service on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1       Amount of Benefit. The annual benefit under this Section 2.1 is twelve thousand dollars ($12,000). The Company's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

2.1.2        Payment of Benefit. The Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director’s Normal Retirement Date. The annual benefit shall be paid to the Director for ten (10) years. Payment to Specified Employees shall be made on the first day of the seventh (7th) month following Termination of Employment.

2.2           Early Termination Benefit. Upon Early Termination, the Company shall pay to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1        Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Lump Sum Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Director in one hundred percent (100%) of the Accrual Balance on Schedule A. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.

2.2.2        Payment of Benefit. The Company shall pay the benefit to the Director in a lump sum within sixty (60) days following Termination of Service. Payment to Specified Employees shall be made on the first day of the seventh (7th) month following Termination of Employment.

2.3           Disability Benefit. If the Director incurs a Termination of Service due to a Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1       Amount of Benefit. The benefit under this Section 2.3 is the Disability Lump Sum Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Service occurs, determined by vesting the Director in one hundred percent (100%) percent of the Accrual Balance on Schedule A. Any increase in the annual benefit under Section 2.1.1 would require the recalculation of the Disability benefit on Schedule A.

2.3.2        Payment of Benefit. The Company shall pay the benefit amount to the Director in a lump sum within sixty (60) days following the Termination of Service.

2.4          Change of Control Benefit. Upon Involuntary Termination of Service within twenty-four (24) months following a Change of Control, the Company shall pay to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1       Amount of Benefit. The annual benefit under this Section 2.4 is the Change of Control Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Service occurs, determined by vesting the Director in the one hundred percent (100%) of the Normal Retirement Benefit described in Section 2.1.1. Any increase in the annual benefit under Section 2.1.1 would require the recalculation of the Change of Control benefit on Schedule A.

2.4.2        Payment of Benefit. The Company shall pay the annual benefit amount to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Service unless the Director is a Specified Employee in which case the Company shall pay the annual benefit commencing with the seventh (7th) month following Termination of Employment. . The annual benefit shall be paid to the Director for ten (10) years.

Article 3

Death Benefits

Upon the Director’s death prior to Termination of Service, the Company shall pay to the Director's beneficiary the sum of (i) the Accrual Balance on Schedule A for the Plan Year ending immediately prior to the date of the Director’s death, plus (ii) the benefit described in the Split Dollar Agreement and Endorsement attached as Addendum A between the Company and the Director. The Company shall pay the benefit in (i) above to the Director’s beneficiary in a lump sum within 60 days following the Director’s death.

Article 4

Beneficiaries

4.1     Beneficiary Designations. The Director shall designate a beneficiary by delivering a written designation to the Company. The Director may revoke or modify the designation at any time by delivering a new designation. However, designations will only be effective if signed by the Director and delivered to and received by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the personal representative of the Director's estate.

4.2     Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1     Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code. To the extent possible, such benefit payment shall be reduced to allow payment within the fullest extent permissible under applicable law.

5.2      Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Director's service for:

(a)           Gross negligence or gross neglect of duties; or

(b)           Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director's service and resulting in an adverse effect on the Company.

5.3     Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Director commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on a resume provided to the Company, or on any application for any benefits provided by the Company to the Director.

Article 6

Claims and Review Procedures

6.1      Claims Procedure. A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1       Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2       Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3       Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1     The specific reasons for the denial,

6.1.3.2     A reference to the specific provisions of the Plan on which the denial is based,

6.1.3.3     A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4     An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

6.1.3.5     A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2      Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1       Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2       Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3      Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4       Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5      Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1     The specific reasons for the denial,

6.2.5.2     A reference to the specific provisions of the Plan on which the denial is based,

6.2.5.3     A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4     A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director. Provided, however, unless otherwise agreed to by the Company and the Director, this Agreement will automatically terminate upon the Director’s Termination of Service prior to the Normal Retirement Age and payment in full by the Company of any benefits due to the Director under Sections 2.2, 2.3 or 2.4.

Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

Article 8

Miscellaneous

8.1     Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2     No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholder's rights to discharge the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director's right to terminate services at any time.

8.3     Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4     Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5     Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6     Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

8.7     Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

8.8      Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

8.9      Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)	Interpreting the provisions of the Agreement;

(b)	Establishing and revising the method of accounting for the Agreement;

(c)	Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10     Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the Service of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this amended and restated Agreement.

DIRECTOR:	COMPANY:
OAK VALLEY COMMUNITY BANK

/s/ H. RANDOLPH HOLDER	By	/s/ Richard A. McCarty

H. RANDOLPH HOLDER	Title	Senior Executive Vice President/ Chief Administrative Officer

BENEFICIARY DESIGNATION

OAK VALLEY COMMUNITY BANK

DIRECTOR RETIREMENT AGREEMENT

H. RANDOLPH HOLDER

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:	Betty Holder

Contingent:	Susan C. Holder

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature  /s/ H. Randolph Holder

Date                10/13/16

Received by the Company this 18th day of October, 2016.

By  /s/ Richard A. McCarty

Title  Senior Executive Vice President/ Chief Administrative Officer

ADDENDUM A

OAK VALLEY COMMUNITY BANK

SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is made and entered into this 4th day of October, 2016, by and between OAK VALLEY COMMUNITY BANK, a state-chartered commercial bank located in Oakdale, California (the "Company"), and H. RANDOLPH HOLDER (the "Director"). This Agreement shall append the Split Dollar Endorsement entered into on October 4, 2016, by and between the aforementioned parties.

INTRODUCTION

To encourage the Director to remain a member of the Company’s Board of Directors, the Company is willing to divide the death proceeds of a life insurance policy on the Director's life. The Company will pay life insurance premiums from its general assets.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1        “Insurer” means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

1.2        “Policy” means the specific life insurance policy issued by the Insurer.

1.3        “Insured” means the Director.

1.4       “Termination of Service” means the Director ceases to be a member of the Company’s Board of Directors, for any reason whatsoever, other than by reason of a leave of absence approved by the Company.

Article 2

Policy Ownership/Interests

2.1        Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of the remaining death proceeds after the Director’s interest is paid pursuant to Article 2.2 below.

2.2       Director's Interest. The Director shall have the right to designate the beneficiary of death proceeds of the Policy in the amount of eighty thousand dollars ($80,000) while the Director is an active Director with the bank. When the Director terminates service per section 1.4 the benefit under this agreement ceases.

2.3        Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Director or the Director’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

Article 3

Premiums

3.1         Premium Payment. The Company shall pay any premiums due on the Policy.

3.2        Economic Benefit. The Company shall determine the economic benefit attributable to the Director based on the amount of the current term rate for the Director's age multiplied by the aggregate death benefit payable to the Director's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 4

Assignment

The Director may assign without consideration his interests in the Policy and in this Agreement to any person, entity or trust. In the event the Director transfers all of the Director’s interest in the Policy, then all of the Director's interest in the Policy and in the Agreement shall be vested in the Director’s transferee, who shall be substituted as a party hereunder and the Director shall have no further interest in the Policy or in this Agreement.

Article 5

Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Claims Procedure

6.1      Claims Procedure. A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1       Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2       Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3       Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1     The specific reasons for the denial,

6.1.3.2     A reference to the specific provisions of the Plan on which the denial is based,

6.1.3.3     A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4     An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

6.1.3.5     A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2       Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1       Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2       Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3      Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4       Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5       Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1     The specific reasons for the denial,

6.2.5.2     A reference to the specific provisions of the Plan on which the denial is based,

6.2.5.3     A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4     A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director. However, unless otherwise agreed to by the Company and the Director, this Agreement will automatically terminate upon the Director’s Termination of Service.

Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

Article 8

Miscellaneous

8.1        Binding Effect. This Agreement shall bind the Director and the Company, their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2        No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholder's rights to discharge the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director's right to terminate services at any time.

8.3        Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California, except to the extent preempted by the laws of the United States of America.

8.4       Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

8.5        Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6        Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

8.7        Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)      Interpreting the provisions of the Agreement;

(b)      Establishing and revising the method of accounting for the Agreement;

(c)      Maintaining a record of benefit payments; and

(d)      Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.8      Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

COMPANY:
OAK VALLEY COMMUNITY BANK

By	/s/ Richard A. McCarty
Title	Senior Executive Vice President/ Chief Administrative Officer

DIRECTOR:

/s/ H. RANDOLPH HOLDER
H. RANDOLPH HOLDER

Distribution Options

Director Retirement Plan

H. Randolph Holder

Event	Benefit Amount	Distribution Method
Normal Retirement (age 72) Change of Control	Normal Retirement Benefit	10 years of monthly payments
Termination for Cause	No Benefit	N/A
Early Termination	Vested Portion of Accrual Balance	Immediate Lump Sum Payment
Disability	100% of the Accrual Balance	Immediate Lump Sum Payment
Pre-Retirement Death	Death Benefits equal to: Present Value of Normal Retirement Benefit ($80,000) + 100% of Accrual Balance	Lump Sum Tax-Free Immediate Lump Sum Taxable
Post-Retirement Death	Death Benefits equal to: 100% of Accrual Balance	Immediate Lump Sum Taxable

Schedule A- Holder

Values		Discount	Benefit	Accrual	Early		Change in
as of		Rate	Level	Balance	Termination	Disability	Control	Death Benefit

			Annual Amount	Accrual Starts	Lump Sum Payable	Lump Sum Payable	Annual Amount For 10	Lump Sum
			For 10 years at age 72	7/1/2016	at Termination	at Termination	years at Termination	Payable at Death
Dec	2016	4.50%	$12,000	$2,756	$2,756	$2,756	$12,000	$2,756
Dec	2017	4.50%	$12,000	$8,594	$8,594	$8,594	$12,000	$8,594
Dec	2018	4.50%	$12,000	$14,951	$14,951	$14,951	$12,000	$14,951
Dec	2019	4.50%	$12,000	$21,864	$21,864	$21,864	$12,000	$21,864
Dec	2020	4.50%	$12,000	$29,368	$29,368	$29,368	$12,000	$29,368
Dec	2021	4.50%	$12,000	$37,503	$37,503	$37,503	$12,000	$37,503
Dec	2022	4.50%	$12,000	$46,311	$46,311	$46,311	$12,000	$46,311
Dec	2023	4.50%	$12,000	$55,836	$55,836	$55,836	$12,000	$55,836
Dec	2024	4.50%	$12,000	$66,124	$66,124	$66,124	$12,000	$66,124
Dec	2025	4.50%	$12,000	$77,225	$77,225	$77,225	$12,000	$77,225
Dec	2026	4.50%	$12,000	$89,121	$89,121	$89,121	$12,000	$89,121
Dec	2027	4.50%	$12,000	$97,058	$97,058	$97,058	$12,000	$97,058